                                          SECURITIES AND EXCHANGE COMMISSION

                                                WASHINGTON, D.C. 20549

                                                       Form 8-K

                                                    CURRENT REPORT

                        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                            Date of Report: May 25, 2004

                                                        ------

                                               SBC COMMUNICATIONS INC.
                                (Exact name of registrant as specified in its charter)

                                                        1-8610
                                               (Commission File Number)

                         DELAWARE                                                   43-1301883
      (State or other jurisdiction of incorporation)                   (I.R.S. Employer Identification No.)

                                      175 E. Houston, San Antonio, Texas, 78205
                                (Address of principal executive offices and zip code)

                                                    (210) 821-4105
                                 (Registrant's telephone number, including area code)

Item 5.   Other Events

On May 25, 2004, SBC Communications Inc. (“SBC”) announced that it had reached agreement with the Communications Workers of America on a new, five-year contract covering approximately 100,000 SBC employees, subject to approval by these employees.

The new contract provides for a 2 percent base salary increase and a 1 percent lump-sum payment in year one, followed by annual base increases of 2.5 percent in years two and three.  Wage increases in years four and five are 2.25 percent, with a potential cost-of-living increase based on the consumer price index.  The new contract also provides for lump-sum payments of $250 in year three and $375 in years four and five.  Pension band increases will be in ranges similar to wage increases. The new contract also provides for increased health care co-payments.

SBC agreed to make one-time lump-sum payments totaling approximately $2,500 per person to approximately 90,000 non-management
retirees.  Half of the amount is to be paid on or about December 31, 2004 and the other half, on or about December 31, 2005.   SBC
expects increased operating expenses in the second quarter of 2004 of approximately $250 million to $300 million, reflecting these lump-sum payments to retirees and strike-related expenses.

When compared to the provisions of the previous contract, and, combined with changes to retiree benefit plans, SBC expects the new contract to result in cost savings of up to $2 billion over the period of the new contract.

Information set forth in this report contains financial estimates and other forward-looking statements that are subject to risks and uncertainties and actual results may differ materially.  A discussion of factors that may affect future results is contained in SBC’s filings with the Securities and Exchange Commission.  SBC disclaims any obligation to update or revise statements contained in this report based on new information or otherwise.

                                                               Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                              SBC COMMUNICATIONS INC.

Date: May 25, 2004                                                By: __/s/ John J. Stephens_________
                                                                          John J. Stephens
                                                                          Vice President and Controller